Exhibit 99.1

  Cognex Corporation Announces Second Quarter Results; Machine Vision Company
          Reports Significant Increases in Both Revenue and Net Income

     NATICK, Mass.--(BUSINESS WIRE)--July 18, 2006--Cognex Corporation (NASDAQ:
CGNX) today announced its financial results for the second quarter ended July 2, 2006. Revenue, net income and earnings per share for the quarter and six months ended July 2, 2006 are compared to the second quarter of 2005, the first quarter of 2006, and the first six months of 2005 in the table below.


                                                         Earnings per
                                                            Diluted
                                 Revenue     Net Income      Share
----------------------------- ------------- ------------ -------------
    Quarterly Comparisons
----------------------------- ------------- ------------ -------------
Current quarter: Q2-06         $63,074,000  $11,434,000         $0.24
----------------------------- ------------- ------------ -------------
Prior year's quarter: Q2-05    $54,603,000   $7,800,000         $0.17
----------------------------- ------------- ------------ -------------
Change from Q2-05 to Q2-06              16%          47%           45%
----------------------------- ------------- ------------ -------------
Prior quarter: Q1-06           $59,040,000   $8,800,000         $0.18
----------------------------- ------------- ------------ -------------
Change from Q1-06 to Q2-06               7%          30%           32%
----------------------------- ------------- ------------ -------------
  Year to Date Comparisons
----------------------------- ------------- ------------ -------------
Six months ended July 2, 2006 $122,114,000  $20,234,000         $0.42
----------------------------- ------------- ------------ -------------
Six months ended July 3, 2005  $97,801,000  $13,094,000         $0.28
----------------------------- ------------- ------------ -------------
Change from first six months
 of 2005 to first six months
 of 2006                                25%          55%           53%
----------------------------- ------------- ------------ -------------


     Beginning in the first quarter of 2006, Cognex included the expenses associated with stock options in its results; those expenses reduced earnings by $0.04 per share in the first quarter, $0.05 per share in the second quarter and $0.09 per share in the first six months of the year (Exhibit 2 shows the effect of stock option expensing on certain line items in the P&L as reported under
GAAP).
     Reported results for 2006 and for the second quarter of 2005 include the operating results of DVT Corporation (acquired on May 9, 2005), and they also include pre-tax amortization costs related to that acquisition of $1,143,000 in both the first and second quarters of 2006 (or $2,286,000 in the first six months of 2006), and $762,000 in the second quarter and in the first six months of 2005.
     "I am very pleased with our results for the second quarter of 2006," said Dr. Robert J. Shillman, Cognex's Chairman and Chief Executive Officer. "We reported significant increases both year-on-year and sequentially at both the top and bottom lines. We were highly profitable with net income equal to 18% of revenue (or 22% excluding stock option expense). And, we reported earnings of $0.24 per share (or $0.27 per share excluding both the benefit of a one-time, favorable tax settlement described herein and excluding stock option expense), which was better than Wall Street's consensus expectations."
     Dr. Shillman continued, "Our outlook for Q3 is cautious; the Factory Automation market is typically soft during the summer months, and demand from the Semiconductor and Electronics Capital Equipment market seems to have reached a peak. As a result, we now expect that third quarter revenue will be between $61 million and $64 million, and earnings per diluted share will be between $0.19 and $0.23."

     Details of the Quarter

     Statement of Operations Highlights - Second Quarter of 2006

     -- Revenue for the second quarter of 2006 increased 16% over the second quarter of 2005 due primarily to higher revenues from the Semiconductor and Electronics Capital Equipment market, and, to a lesser extent, the Factory Automation market. On a sequential basis, revenue increased 7% due to higher revenue from both the Surface Inspection and Factory Automation markets.

     -- Gross margin was 74% in the second quarter of 2006, 71% in the second quarter of 2005 and 72% in the prior quarter. Gross margin increased year-on-year due to higher sales of modular vision systems. On a sequential basis, gross margin increased due to lower costs relating to higher production throughput.

     -- Research, Development & Engineering (R, D & E) spending in the second quarter of 2006 increased 19% from the second quarter of 2005 and 8% from the prior quarter (or 6% and 7%, respectively, excluding stock option expense). Spending increased year-on-year due to higher outside service costs related to patent activities and new product initiatives. The increase on a sequential basis is due to higher employee-related costs and higher outside service costs related to new product initiatives.

     -- Selling, General & Administrative (S, G & A) spending in the second quarter of 2006 increased 18% from the second quarter of 2005 and 6% on a sequential basis (or 8% and 5%, respectively, excluding stock option expense). The increase year-on-year is primarily due to one month of incremental DVT costs and the company's investment in sales and marketing. On a sequential basis, S, G & A increased due to higher sales and marketing expenses, including travel and entertainment and marketing communications, and the impact of foreign exchange rates on the company's international operations.

     -- The company reported a foreign currency loss of $280,000 in the second quarter of 2006, a loss of $291,000 in the second quarter of 2005 and a loss of $145,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable and payable balances that are reported in one currency and collected or paid in another.

     -- Investment and other income was $1,772,000 in the second quarter of 2006 compared to $973,000 in the second quarter of 2005 and $1,566,000 in the prior quarter. The increase in investment and other income, both year-on-year and sequentially, is due to higher yields.

     -- The effective tax rate was 19% in the second quarter of 2006 compared to 26% in the second quarter of 2005 and 27% in the prior quarter. The second quarter of 2006 includes a benefit of $869,000 from the settlement of a multi-year state tax audit during the quarter. Excluding this benefit, the tax rate would have been 25%. The decrease in the effective tax rate on a sequential basis is due to more of the Company's profits being earned in lower tax jurisdictions than had been anticipated.

     Balance Sheet Highlights - July 2, 2006

     -- Cognex's financial position at July 2, 2006, was very strong, with $274,000,000 in cash and investments, and no debt. For the first six months of 2006, Cognex generated positive cash flow from operations of approximately $25,000,000, paid out approximately $7,500,000 in dividends to shareholders, and spent nearly $62,000,000 to repurchase approximately 2.3 million shares of its common stock on the open market.

     -- Days sales outstanding (DSO) for the second quarter of 2006 was 63 days, and remains within the company's targeted range.

     -- Inventories at July 2, 2006, increased by approximately $7,200,000, or 38%, from the end of 2005, and inventory turns were equivalent to 2.7 times per year. Cognex increased its inventory in 2006 to better support its distributors, to obtain an adequate supply of end-of-life components, and to support new product introductions while shifting a portion of its manufacturing operations from Massachusetts to Ireland.

     Financial Outlook

     -- For the third quarter of 2006, Cognex expects revenue to be between $61 million and $64 million. Gross margin is expected to be in the low-to-mid-70% range. Operating expenses (R, D & E and S, G & A) are expected to increase by no more than 3% on a sequential basis. The effective tax rate is expected to be 26%. As a result of the above, earnings for the third quarter of 2006 are expected to be between $0.19 and $0.23 per diluted share (or between $0.24 and $0.28 per diluted share excluding an estimated $0.05 per diluted share for stock option expense of $400,000 in Cost of Goods Sold and $3,100,000 in Operating Expenses).

     Non-GAAP Financial Measures

     This press release and its attachments contain non-GAAP financial measures. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R,D&E), and selling, general and administrative expenses (S,G&A). Management excludes these expenses for the purpose of calculating non-GAAP adjusted gross margin, non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted earnings per share when it evaluates the continuing operational performance of Cognex because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex's stock price. In addition, Cognex has excluded the benefit from the settlement of a multi-year state tax audit from the non-GAAP adjusted earnings per share because it is a one-time favorable item. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare Cognex's results over multiple periods. However, these non-GAAP financial measures are not meant to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

     Analyst Conference Call and Simultaneous Webcast

     Cognex will host a conference call to discuss its results for the second quarter of 2006, as well as its financial outlook, today at 5:00 p.m. eastern time. The telephone number for the live call is 800-770-5589 (or 973-935-2039 if outside the United States). A replay will begin tonight at approximately 7:00 p.m. eastern time and will run continuously for 72 hours. The telephone number for the replay is 877-519-4471 (or 973-341-3080 if outside the United States) and the access code is 7515154.
     Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex's website at http://www.cognex.com/investor/default.asp.

     About Cognex Corporation

     Cognex Corporation designs, develops, manufactures, and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors are used in factories around the world to automate the manufacture of a wide range of items and to assure their quality. Cognex is the world's leader in the machine vision industry, having shipped more than 300,000 machine vision systems, representing over $2 billion in cumulative revenue, since the company's founding in 1981. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices and distributors located throughout North America, Japan, Europe, Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com/.

     Forward-Looking Statement

     Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by use of the words "expects," "anticipates," "estimates," "believes," "projects," "intends," "plans," "will," "may," "shall" and similar words. These forward-looking statements, which include statements regarding business trends and the company's financial outlook, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) global economic conditions that impact the capital spending trends of manufacturers in a variety of industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the reliance upon certain sole-source suppliers to manufacture and deliver critical components for the company's products; (4) the inability to design and manufacture high-quality products; (5) the technological obsolescence of current products and the inability to develop new products; (6) the inability to protect the company's proprietary technology and intellectual property; (7) the challenges in integrating acquisitions and achieving anticipated benefits; and (8) the other risks detailed in the company's reports filed with the SEC, including the company's Form 10-K for the fiscal year ended December 31, 2005. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation to update forward-looking statements after the date of such statements.


                          COGNEX CORPORATION
                       Statements of Operations
                             (Unaudited)
                In thousands, except per share amounts

                             Three Months Ended      Six Months Ended
                         July 2,  April 2, July 3,   July 2,  July 3,
                            2006     2006     2005      2006     2005
                          -------- -------- -------- --------- -------

Revenue                  $63,074  $59,040  $54,603  $122,114  $97,801

Cost of revenue (1)       16,593   16,710   16,065    33,303   29,855
                          -------  -------  -------  --------  -------

Gross margin              46,481   42,330   38,538    88,811   67,946
     Percentage of
      revenue                 74%      72%      71%       73%      69%

Research, development,
 and engineering
 expenses (1)              8,582    7,917    7,185    16,499   13,500
     Percentage of
      revenue                 14%      13%      13%       14%      14%

Selling, general, and
 administrative
 expenses (1)             25,277   23,779   21,494    49,056   39,002
     Percentage of
      revenue                 40%      40%      39%       40%      40%
                          -------  -------  -------  --------  -------

Operating income          12,622   10,634    9,859    23,256   15,444
     Percentage of
      revenue                 20%      18%      18%       19%      16%

Foreign currency loss       (280)    (145)    (291)     (425)    (192)

Investment and
 other income              1,772    1,566      973     3,338    2,443
                          -------  -------  -------  --------  -------

Income before taxes       14,114   12,055   10,541    26,169   17,695

Income tax provision       2,680    3,255    2,741     5,935    4,601
                          -------  -------  -------  --------  -------

Net income               $11,434  $ 8,800  $ 7,800  $ 20,234  $13,094
     Percentage of
      revenue                 18%      15%      14%       17%      13%
                          =======  =======  =======  ========  =======

Net income per diluted
 common and common
 equivalent share (2)    $  0.24  $  0.18  $  0.17  $   0.42  $  0.28

Diluted weighted-average
 common and common
 equivalent shares
 outstanding              47,517   48,419   47,141    47,756   47,269

Cash dividends per
 common share            $  0.08  $  0.08  $  0.08  $   0.16  $  0.16
                          =======  =======  =======  ========  =======

 (1) Amounts include
      stock option
      expense, as
      follows:
         Cost of revenue $   426  $   355        -       781        -
         Research,
          development,
          and
          engineering        948      782        -     1,730        -
         Selling,
          general, and
          administrative   2,131    1,819        -     3,950        -
                          -------  -------  -------  --------  -------
         Total stock
          option expense $ 3,505  $ 2,956        -  $  6,461        -
                          =======  =======  =======  ========  =======

 (2) Net income per
      diluted common and
      common equivalent
      share excluding
      stock option
      expense            $  0.29  $  0.22  $  0.17  $   0.51  $  0.28
                          =======  =======  =======  ========  =======


                          COGNEX CORPORATION
        Reconciliation of Selected Items from GAAP to Non-GAAP
                             (Unaudited)
                In thousands, except per share amounts

                                                           Six Months
                                   Three Months Ended         Ended
                                    July 2,   April 2,       July 2,
                                     2006       2006          2006
                                   --------  ----------- -------------

Gross margin (GAAP)               $ 46,481  $   42,330  $      88,811
    Stock option expense               426         355            781
                                   --------  ----------  -------------
    Gross margin (Non-GAAP)       $ 46,907  $   42,685  $      89,592
                                   ========  ==========  =============
         Percentage of revenue (1)      74%         72%            73%

R, D & E expenses (GAAP)          $  8,582  $    7,917  $      16,499
    Stock option expense              (948)       (782)        (1,730)
                                   --------  ----------  -------------
    R, D & E expenses (Non-GAAP)  $  7,634  $    7,135  $      14,769
                                   ========  ==========  =============

S, G & A expenses (GAAP)          $ 25,277  $   23,779  $      49,056
    Stock option expense            (2,131)     (1,819)        (3,950)
                                   --------  ----------  -------------
    S, G & A expenses (Non-GAAP)  $ 23,146  $   21,960  $      45,106
                                   ========  ==========  =============

Operating income (GAAP)           $ 12,622  $   10,634  $      23,256
    Stock option expense             3,505       2,956          6,461
                                   --------  ----------  -------------
    Operating income (Non-GAAP)   $ 16,127  $   13,590  $      29,717
                                   ========  ==========  =============
         Percentage of revenue (1)      26%         23%            24%

Net income (GAAP)                 $ 11,434  $    8,800  $      20,234
    Stock option expense, net of
     tax                             2,274       1,918          4,192
                                   --------  ----------  -------------
    Net income (Non-GAAP)         $ 13,708  $   10,718  $      24,426
                                   ========  ==========  =============
         Percentage of revenue (1)      22%         18%            20%

Net income per diluted
 share (GAAP)                     $   0.24  $     0.18  $        0.42
    Stock option expense,
     net of tax                       0.05        0.04           0.09
                                   --------  ----------  -------------
    Net income per diluted share
     excluding stock option
     expense (Non-GAAP)               0.29        0.22           0.51
    Tax benefit                      (0.02)          -          (0.02)
                                   --------  ----------  -------------
    Net income per diluted share excluding
     stock option expense and tax
     benefit (Non-GAAP)           $   0.27  $     0.22  $        0.49
                                   ========  ==========  =============

(1) Calculated based upon revenue of $63,074,000 in the second quarter of 2006, $59,040,000 in the first quarter of 2006, and $122,114,000 for the first six months of 2006.


                          COGNEX CORPORATION
                            Balance Sheets
                             (Unaudited)
                             In thousands

                                              July 2,     December 31,
                                                2006          2005
                                            -------------- -----------

Assets

Cash and investments                       $     274,107  $   312,258

Accounts receivable                               44,639       42,051

Inventories                                       26,039       18,819

Property, plant, and equipment                    24,220       24,175

Other assets                                     169,344      167,259
                                            -------------  -----------

Total assets                               $     538,349  $   564,562
                                            =============  ===========


Liabilities and Shareholders' Equity

Current liabilities                        $      64,455  $    58,041

Shareholders' equity                             473,894      506,521
                                            -------------  -----------

Total liabilities and shareholders' equity $     538,349  $   564,562
                                            =============  ===========


                          COGNEX CORPORATION
                   Additional Information Schedule
                             (Unaudited)
                         Dollars in thousands

                             Three Months Ended      Six Months Ended
                         July 2,  April 2, July 3,   July 2,  July 3,
                            2006     2006     2005     2006     2005
                          -------- -------- -------  --------- -------

Revenue                  $63,074  $59,040  $54,603  $122,114  $97,801
                          =======  =======  =======  ========  =======
Revenue by division:
  Modular Vision Systems
   Division                   86%      89%      83%       87%      83%
  Surface Inspection
   Systems Division           14%      11%      17%       13%      17%
                          -------  -------  -------  --------  -------
  Total                      100%     100%     100%      100%     100%
                          =======  =======  =======  ========  =======

Revenue by geography:
  United States               35%      33%      37%       34%      37%
  Europe                      30%      27%      31%       29%      30%
  Japan                       26%      30%      26%       28%      27%
  Other                        9%      10%       6%        9%       6%
                          -------  -------  -------  --------  -------
  Total                      100%     100%     100%      100%     100%
                          =======  =======  =======  ========  =======

Revenue by market:
  Discrete factory
   automation                 55%      56%      60%       55%      57%
  Semiconductor and
   electronics capital
   equipment                  31%      33%      23%       32%      26%
  Surface inspection          14%      11%      17%       13%      17%
                          -------  -------  -------  --------  -------
  Total                      100%     100%     100%      100%     100%
                          =======  =======  =======  ========  =======

Revenue by product:
  Vision sensors              46%      48%      44%       37%      42%
  PC-based vision
   systems                    35%      36%      32%       45%      34%
  Surface inspection
   vision systems             10%       7%      13%        9%      12%
  Service                      9%       9%      11%        9%      12%
                          -------  -------  -------  --------  -------
  Total                      100%     100%     100%      100%     100%
                          =======  =======  =======  ========  =======


     CONTACT: Cognex Corporation
              Susan Conway, 508-650-3353
              susan.conway@cognex.com